UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2006

LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10689	13-2842791
(State or other	(Commission file number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

1441 Broadway, New York, New York, 10018
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (212) 354-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

A.     On February 27, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Liz Claiborne, Inc. (the “registrant”), determined the amount of each cash bonus to be paid to registrant’s Chief Executive Officer and other Named Executive Officers for the 2005 fiscal year as follows: (i) pursuant to registrant’s Amended and Restated Section 162(m) Cash Bonus Plan, registrant determined cash bonuses to: Paul R. Charron – $1,125,000; Larry McClure – $204,188; Michael Scarpa – $204,188; and Trudy Sullivan – $495,000; and (ii) pursuant to registrant’s Salaried Employee Incentive Plan, and in accordance with previously disclosed goals and criteria, determined the cash bonus to be paid for the 2005 fiscal year to John Sullivan – $200,000.

B.     On March 1, 2006, the registrant entered into Executive Severance Agreements with the following Named Executive Officers: Larry McClure; Michael Scarpa; and John Sullivan. These agreements provide that in the event that any of such officer’s employment is terminated by the registrant during the term of the agreement, other than for cause, death or disability, or by such officer for certain specified reasons, then such officer shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the registrant, a lump sum payment equal to one times the then current annual base salary and an amount equal to the officer’s then target annual bonus and, for six months following such a termination, continued health and welfare benefits. These agreements also subject the officer to certain non-competition and non-solicitation provisions. If necessary to prevent such officer from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under the severance agreement will not be paid until six months after employment termination.

In addition, on such date the registrant entered into an Executive Severance Agreement with Trudy Sullivan which provides that in the event that during the term of the agreement Ms. Sullivan’s employment is terminated by the registrant other than for cause or her death or disability, or by Ms. Sullivan for certain specified reasons or if she resigns during the thirteenth month following the registrant designating as Chief Executive Officer someone other than Ms. Sullivan or Mr. Charron, she shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the registrant, a lump sum payment equal to one and one-half times her then current annual base salary and an amount equal to the then target annual bonus (but at least 85% of her then current annual base salary) and, for six months following such a termination, continued health and welfare benefits. This agreement also subjects Ms. Sullivan to certain non-competition and non-solicitation provisions. In the event Ms. Sullivan’s employment is terminated pursuant to a “change in control” event, as described above, she would not be entitled to severance benefits under this agreement. If necessary to prevent Ms. Sullivan from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under this agreement will not be paid until six months after employment termination.

ITEM 8.01. OTHER EVENTS.

On February 27, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Liz Claiborne, Inc. (the “registrant”), determined the amount of each cash bonus to be paid to registrant’s Chief Executive Officer and other Named Executive Officers for the 2005 fiscal year as follows: (i) pursuant to registrant’s Amended and Restated Section 162(m) Cash Bonus Plan, registrant determined cash bonuses to: Paul R. Charron – $1,125,000; Larry McClure – $204,188; Michael Scarpa – $204,188; and Trudy Sullivan – $495,000; and (ii) pursuant to registrant’s Salaried Employee Incentive Plan, and in accordance with previously disclosed goals and criteria, determined the cash bonus to be paid for the 2005 fiscal year to John Sullivan – $200,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.

Dated: March 3, 2006	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Vice President, Deputy General Counsel and Secretary